Exhibit 10.1

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (the "Agreement") is entered into as of February 15, 2011, by and between SKS HARBOR BAY ASSOCIATES, LLC, a Delaware limited liability company ("Landlord"), and CELERA CORPORATION, a Delaware corporation ("Tenant"), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease dated September 22, 1998, as amended by a First Amendment to Lease dated February 15, 1999, a Landlord Consent – Consent to Assignment of Lease and Sublease dated April 26, 2001, a Second Amendment to Lease dated April 12, 2002, a Third Amendment to Lease dated April 27, 2005, and a Consent to Assignment dated on or about July, 2008 (collectively, the "Lease") of certain premises (the "Premises") commonly known as 1401 Harbor Bay Parkway, Alameda, California, and more particularly described in the Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Lease.

B. Landlord and Tenant desire to amend the Lease on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1. The Lease Term Expiration Date is hereby changed to April 30, 2016 (the "Second New Expiration Date"). The period from May 1, 2011 (the "Second Extension Commencement Date") to the Second New Expiration Date is referred to herein as the "Second Extension Term."

2. Commencing on the Second Extension Commencement Date, Tenant shall pay to Landlord monthly installments of Basic Annual Rent with respect to the Premises in accordance with the following schedule on the first day of each month of the Second Extension Term:

Period	Basic Annual Rent	Monthly Installment of Basic Annual Rent
05/01/2011 - 04/30/2012	$859,986.00	$71,665.50
05/01/2012 - 04/30/2013	$885,785.58	$73,815.47
05/01/2013 - 04/30/2014	$912,359.15	$76,029.93
05/01/2014 - 04/30/2015	$939,729.92	$78,310.83
05/01/2015 - 04/30/2016	$967,921.82	$80,660.15

3. Tenant is in occupancy of the Premises and hereby accepts the Premises "AS IS", without any obligation on Landlord's part to alter or improve such space or provide Tenant with any improvement allowance, except Landlord shall provide the allowance as provided in Section 11 of this Agreement and nothing contained herein shall reduce or modify Landlord's repair and maintenance obligations under the Lease.

4. From and after the Second Extension Commencement Date, the Basic Annual Rent shall not be subject to adjustment as provided in Section 6.1 of the Lease and the term "Rent Adjustment Date" is deleted from the Lease.

5. A "Permitted Assignment" as referenced in the Lease and in this Agreement shall mean an assignment made in accordance with the terms of Section 25.3 of the Lease to an assignee that has a net worth that is equal to or greater than the net worth of Tenant immediately prior to that Permitted Assignment. A "Permitted Sublease" as referenced in the Lease and in this Agreement shall mean any sublease (approved by Landlord if such approval is required under the Lease) to any person, corporation, partnership or other entity which acquires all or substantially all of the business or assets of Tenant or to any person, corporation, partnership or other entity which controls, is controlled by or is under common control with Tenant.

6. Tenant shall have the right to extend the Lease for two (2) additional five (5) year periods following the Second Extension Term on the terms and conditions of Section 41 of the Lease as amended by this Agreement. Section 41 of the Lease is hereby amended in its entirety to read as follows:

"41. Options to Extend Lease.

41.1 First Extension Option. Tenant shall have the option to extend this Lease (the "First Extension Option") for one additional term of five (5) years (the "First Extension Period"), upon the terms and conditions hereinafter set forth:

(a) If the First Extension Option is exercised, then the Basic Annual Rent per annum for such First Extension Period (the "First Option Rent") shall be equal to 95% of the Fair Market Rental Value (as defined hereinafter) for the Premises as of the commencement of the First Extension Option for such First Extension Period; provided, however, that the First Option Rent shall in no event be less than the Basic Annual Rent scheduled to be paid during the year immediately prior to the commencement of the First Extension Period.

(b) The First Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this subsection 41.1(b).

(i) If Tenant wishes to exercise the First Extension Option, Tenant must, on or before the date occurring six (6) months before the expiration of the Second Extension Term (but not before the date that is nine (9) months before the expiration of the Second Extension Term), exercise the First Extension Option by delivering written notice (the "First Exercise Notice") to Landlord. If Tenant timely and properly exercises its First Extension Option, the Lease Term shall be extended for the First Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the rent for the First Extension Period shall be as provided in subsection 41.1(a) and Tenant shall have no further options to extend the Lease Term except for the Second Extension Option.

(ii) If Tenant fails to deliver a timely First Exercise Notice, Tenant shall be considered to have elected not to exercise the First Extension Option.

(c) It is understood and agreed that the First Extension Option hereby granted is personal to Tenant and is not transferable except in connection with a Permitted Assignment. In the event of any assignment of the Lease (other than a Permitted Assignment) or subletting (other than a Permitted Sublease) of the Premises or any part thereof, the First Extension Option shall automatically terminate and shall thereafter be null and void.

(d) Tenant's exercise of the First Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that a Default by Tenant remains uncured at the time of delivery of the First Exercise Notice or at the commencement of the First Extension Period.

41.2 Second Extension Option. Tenant shall have the option to extend this Lease (the "Second Extension Option") for one additional term of five (5) years (the "Second Extension Period"), upon the terms and conditions hereinafter set forth:

(a) If the Second Extension Option is exercised, then the Basic Annual Rent per annum for such Second Extension Period (the "Second Option Rent") shall be equal to 95% of the Fair Market Rental Value for the Premises as of the commencement of the Second Extension Option for such Second Extension Period; provided, however, that the Second Option Rent shall in no event be less than Basic Annual Rent scheduled to be paid during the year immediately prior to the commencement of the Second Extension Period.

(b) The Second Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this subsection 41.2(b).

(i) If Tenant wishes to exercise the Second Extension Option, Tenant must, on or before the date occurring six (6) months before the expiration of the First Extension Period (but not before the date that is nine (9) months before the expiration of the First Extension Period), exercise the Second Extension Option by delivering written notice (the "Second Exercise Notice") to Landlord. If Tenant timely and properly exercises its Second Extension Option, the Lease Term shall be extended for the Second Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the rent for the Second Extension Period shall be as provided in subsection 41.2(a) and Tenant shall have no further options to extend the Lease Term.

(ii) If Tenant fails to deliver a timely Second Exercise Notice, Tenant shall be considered to have elected not to exercise the Second Extension Option.

(c) It is understood and agreed that the Second Extension Option hereby granted is personal to Tenant and is not transferable except in connection with a Permitted Assignment. In the event of any assignment of the Lease (other than a Permitted Assignment) or subletting (other than a Permitted Sublease) of the Premises or any part thereof, the Second Extension Option shall automatically terminate and shall thereafter be null and void.

(d) Tenant's exercise of the Second Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that a Default by Tenant remains uncured at the time of delivery of the Second Exercise Notice or at the commencement of the Second Extension Period.

(e) The Second Extension Option shall terminate and shall thereafter be null and void in the event Tenant does not exercise the First Extension Option or for any reason Tenant's exercise of the First Extension Option is ineffective.

41.3 Fair Market Rental Value. The provisions of this Section shall apply in any instance in which this Lease provides that the Fair Market Rental Value is to apply.

(a) "Fair Market Rental Value" means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm's length negotiations, without any additional inducements, for an extension of a lease of the applicable space on the applicable terms and conditions for the applicable period of time (other than Base Year, which shall be the calendar year in which the first day of the applicable Extension Period falls). Fair Market Rental Value shall be determined by Landlord considering the most recent new direct leases (and market renewals and extensions, if applicable) in the Building and in comparable buildings owned or managed by Landlord that are near the Building, and consideration shall be given to the most recent new direct leases (and market renewals and extensions, if applicable) in other comparable buildings in the Harbor Bay area.

(b) In determining the rental rate of comparable space, the parties shall include all escalations and take into consideration the following concessions:

(i) Rental abatement concessions, if any, being granted to tenants in connection with the comparable space;

(ii) Tenant improvements or allowances provided or to be provided for the comparable space, taking into account the value of the existing improvements in the Premises, based on the age, quality, and layout of the improvements.

(c) If in determining the Fair Market Rental Value the parties determine that the economic terms of leases of comparable space include a tenant improvement allowance, Landlord may, at Landlord's sole option, elect to do the following:

(i) Grant some or all of the value of the tenant improvement allowance as an allowance for the refurbishment of the Premises; and

(ii) Reduce the Basic Annual Rent component of the Fair Market Rental Value to be an effective rental rate that takes into consideration the total dollar value of that portion of the tenant improvement allowance that Landlord has elected not to grant to Tenant (in which case that portion of the tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).

41.4 Resolving Disagreement Over Fair Market Rental Value. The determination of Fair Market Rental Value shall be as provided this Section 41.4.

(a) Negotiated Agreement. Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value on or before the date that is one hundred twenty (120) days prior to the commencement of the applicable Extension Option (the "Outside Agreement Date").

(b) Parties' Separate Determinations. If Landlord and Tenant fail to reach agreement on or before the Outside Agreement Date, Landlord and Tenant shall each make a separate determination of the Fair Market Rental Value and notify the other party of this determination within five (5) days after the Outside Agreement Date.

(i) Two Determinations. If each party makes a timely determination of the Fair Market Rental Value, those determinations shall be submitted to arbitration in accordance with subsection (c).

(ii) One Determination. If Landlord or Tenant fails to make a determination of the Fair Market Rental Value within the five-day period, that failure shall be conclusively considered to be that party's approval of the Fair Market Rental Value submitted within the five-day period by the other party.

(c) Arbitration. If both parties make timely individual determinations of the Fair Market Rental Value under subsection (b), the Fair Market Rental Value shall be determined by arbitration under this subsection (c).

(i) Scope of Arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord's or Tenant's submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 41.3.

(ii) Qualifications of Arbitrator(s). The arbitrators (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office, R&D and office/laboratory real estate in the greater San Francisco Bay metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater San Francisco Bay metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(iii) Parties' Appointment of Arbitrators. Within fifteen (15) days after the Outside Agreement Date, Landlord and Tenant shall each appoint one arbitrator and notify the other party of the arbitrator's name and business address.

(iv) Appointment of Third Arbitrator. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, agree on and appoint a third arbitrator (who shall be qualified under the same criteria set forth above for qualification of the initial two (2) arbitrators) and provide notice to Landlord and Tenant of the arbitrator's name and business address.

(v) Arbitrators' Decision. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide whether the parties will use Landlord's or Tenant's submitted Fair Market Rental Value and shall notify Landlord and Tenant of their decision. The decision of the majority the three (3) arbitrators shall be binding on Landlord and Tenant.

(vi) If Only One Arbitrator is Appointed. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator's appointment. The arbitrator's decision shall be binding on Landlord and Tenant.

(vii) If Only Two Arbitrators Are Appointed. If each party appoints an arbitrator in a timely manner, but the two (2) arbitrators fail to agree on and appoint a third arbitrator within the required period, the arbitrators shall be dismissed without delay and the issue of Fair Market Rental Value shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this section.

(viii) If No Arbitrator Is Appointed. If Landlord and Tenant each fail to appoint an arbitrator in a timely manner, the matter to be decided shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject the provisions of this Section 41.4(c).

(ix) Cost of Arbitration. The cost of the arbitration shall be paid by the losing party."

7. The following new Sections 44, 45 and 46 are added to the Lease:

"44. Tenant's Right of First Offer.

44.1 As used herein, "Offer Space" means space in the buildings known as 1301 Harbor Bay Parkway and 1431 Harbor Bay Parkway, Alameda, California, so long as they are owned by Landlord. Tenant shall have a continuing right of first offer on any Available (as defined below) Offer Space during the Term. Landlord may from time to time give Tenant a written notice (the "Availability Notice") identifying the particular Offer Space (the "Specific Offer Space") that is Available (as defined below). As used herein, "Available" means that the space (i) is not part of the Premises, (ii) is not then subject to a lease, (iii) is not then subject to any rights of a tenant to renew their lease or expand their premises as set forth in their lease, and (iv) is not then subject to any negotiations between Landlord and an existing tenant of that space. Tenant's rights under this Section 44 shall terminate and be of no further force or effect upon Tenant's delivery of notice of its exercise of its termination right under Section 45 of this Lease.

44.2 Tenant may inform Landlord (the "Request Notice") not more than twice in any twelve (12) month period and not within three (3) months after receipt of an Availability Notice that Tenant desires to lease additional space. Landlord shall, within ten (10) business days of receiving the properly given Request Notice, deliver to Tenant an Availability Notice identifying Specific Offer Space that is Available.

44.3 The location and configuration of the Specific Offer Space shall be determined by Landlord in its reasonable discretion; provided that Landlord shall have no obligations to designate Specific Offer Space that would result in any space not included in the Specific Offer Space being not Configured For Leasing (as defined below). For purposes of this Lease, "Configured For Leasing" means the applicable space must have convenient access to the central corridor on the applicable floor and must have a size and configuration that complies with all applicable building codes and other laws and is such that Landlord judges, in its reasonable discretion, that Landlord will be able to lease such space to a third party. The Availability Notice shall:

(a) Describe the particular Specific Offer Space (including rentable area, usable area and location);

(b) Include an attached floor plan identifying such space;

(c) State the date (the "Specific Offer Space Delivery Date") the space will be available for delivery to Tenant; and

(d) Specify the Basic Annual Rent for the Specific Offer Space.

(e) Specify the increase in the security deposit that will apply to reflect the addition of the Specific Offer Space to the Premises.

(f) If the Specific Offer Space Delivery Date is after the third (3rd) anniversary of the Extension Commencement Date, specify the length of the term of the leasing of the Specific Offer Space that will be available (the "Specific Offer Space Term").

44.4 If Tenant wishes to exercise Tenant's rights set forth in this Article 44 with respect to the Specific Offer Space, then within five (5) business days of delivery of the Availability Notice to Tenant, Tenant shall deliver irrevocable notice to Landlord (the "First Offer Exercise Notice") offering to lease the Specific Offer Space on the terms and conditions as may be specified by Landlord in the Availability Notice.

44.5 In the event Tenant fails to give a First Offer Exercise Notice in response to any Availability Notice, Tenant shall have no further rights to receive an Availability Notice for such Specific Offer Space and Tenant's rights under this Article 44 shall terminate with respect to such Specific Offer Space and Landlord shall be free to lease the Specific Offer Space to anyone on any terms at any time during the Term, without any obligation to provide Tenant with any further right to lease that Specific Offer Space.

44.6 If Tenant timely and validly gives the First Offer Exercise Notice, then beginning on the Specific Offer Space Delivery Date and continuing (i) if the Specific Offer Space Delivery Date is on or before the third (3rd) anniversary of the Extension Commencement Date, for the balance of the Term (including any extensions), or (ii) if the Specific Offer Space Delivery Date is after the third (3rd) anniversary of the Extension Commencement Date, for the Specific Offer Space Term:

(a) The Specific Offer Space shall be part of the Premises under this Lease (so that the term "Premises" in this Lease shall refer to the space in the Premises immediately before the Specific Offer Space Delivery Date plus the Specific Offer Space).

(b) Tenant's Pro Rata Share of Operating Expenses shall be adjusted to reflect the increased rentable area of the Premises.

(c) Basic Annual Rent for the Specific Offer Space shall be as specified in the Availability Notice.

(d) Tenant's lease of the Specific Offer Space shall be on the same terms and conditions as affect the original Premises from time to time, except as otherwise provided in this section. Tenant's obligation to pay Rent with respect to the Specific Offer Space shall begin on the Offer Space Delivery Date. The Specific Offer Space shall be leased to Tenant in its "as-is" condition and Landlord shall not be required to construct improvements in, or contribute any tenant improvement allowance for, the Specific Offer Space. Tenant's construction of any improvements in the Specific Offer Space shall comply with the terms of this Lease concerning alterations.

(e) If requested by Landlord, Landlord and Tenant shall confirm in writing the addition of the Specific Offer Space to the Premises on the terms and conditions set forth in this section, but Tenant's failure to execute or deliver such written confirmation shall not affect the enforceability of the First Offer Exercise Notice.

44.7 Tenant's rights and Landlord's obligations under this Article 44 are expressly subject to and conditioned upon there not existing a Default by Tenant under this Lease, either at the time of delivery of the First Offer Exercise Notice or at the time the Specific Offer Space is to be added to the Premises.

44.8 It is understood and agreed that Tenant's rights under this Article 41 are personal to Tenant and not transferable except in connection with a Permitted Assignment. In the event of any assignment of the Lease (other than a Permitted Assignment) or subletting (other than a Permitted Sublease) of the Premises or any part thereof, this expansion right shall automatically terminate and shall thereafter be null and void.

45. Right to Terminate. As used in this Lease, the term "1401 Fourth Amendment" means the Fourth Amendment to Lease that adds this Section 45 to this Lease. Provided Tenant is not in Default beyond any applicable cure periods under any provision of this Lease at the time Tenant exercises its termination right, Tenant shall have the one-time right to terminate this Lease effective as of April 30, 2014 (the "Early Termination Date") upon satisfaction of each of the conditions set forth in this Section 45. Tenant's right to terminate the Lease under this Section 45 shall not apply to Tenant's lease of any Specific Offer Space. If Tenant wishes to exercise its right to terminate this Lease, Tenant must (a) deliver written notice to Landlord by no later than November 30, 2013 (the "Termination Notice Date") of its election to terminate; and (b) pay to Landlord in good funds on or before the Termination Notice Date the Early Termination Fee (as defined below). If Tenant exercises its termination right in accordance with the terms of this Section 45, (a) the Early Termination Date shall thereafter be deemed the effective termination date for all purposes under this Lease, (b) any rights of Tenant to expand the Premises or extend the term of this Lease shall be of no further force or effect and (c) Tenant shall vacate the Premises prior to the Early Termination Date and shall comply with all terms of this Lease with respect to the condition of the Premises as of the Expiration Date and the terms of surrender thereof. As used herein, the term "Early Termination Fee" means an amount equal to 40% of the sum of (a) $537,491.00 (the "Commission Amount"), plus (b) the amount of the Basic Allowance (as defined in the 1401 Fourth Amendment) actually used by Tenant (whether for construction, rent credits or to pay this Early Termination Fee), plus (c) an amount equal to 4% of the Commission Amount and the Basic Allowance actually used by Tenant. To the extent the Basic Allowance has not been disbursed under the 1401 Fourth Amendment, then Tenant may elect by notice to Landlord on or before the Termination Notice Date to apply the unfunded amount of the Basic Allowance to payment of the Early Termination Fee under this Section 45. For example, if no portion of the Basic Allowance has been funded to reimburse Tenant for Tenant's Work Costs or applied to the payment of Basic Rent, the entire Basic Allowance may be applied by Tenant to payment of the Early Termination Fee. To the extent Tenant elects to apply all or any portion of the Basic Allowance to payment of the Early Termination Fee, (i) Tenant shall have no further right to receive such portion of the Basic Allowance applied against the Early Termination Fee or apply the portion of the Basic Allowance applied against the Early Termination Fee to payment of Basic Rent under the 1401 Fourth Amendment, (ii) the amount of the remaining Basic Allowance shall be reduced by the amount of the Early Termination Fee that would have been payable with respect to that remaining portion had it been applied in full against the Early Termination Fee on the Termination Notice Date (the amount of the remaining Basic Allowance after that reduction being referred to as the "Net Remaining Basic Allowance"), and (iii) Tenant may apply all or any portion of the Net Remaining Basic Allowance against subsequent Basic Rent under the 1401 Fourth Amendment.

46. Right to Expand. As used in this Lease, (a) the term "1311 Building" means the building commonly known as 1311 Harbor Bay Parkway, Alameda, California 94502, and (b) the term "Existing 1311 Lease" means that certain Lease Agreement dated March 27, 2001, as amended by a First Amendment to Lease dated April 12, 2002, a Second Amendment to Lease dated July 16, 2004, and a Third Amendment to Lease dated April 27, 2005, as further amended by the 1401 Fourth Amendment. Provided Tenant is not in Default beyond any applicable cure periods under any provision of this Lease at the time Tenant exercises such option to expand, Tenant shall have the option to lease the 1311 Building by written notice to Landlord no later than March 15, 2011. If Tenant timely exercises its right to lease the 1311 Building as set forth herein, then, within forty-five (45) days thereafter, Landlord and Tenant shall execute an amendment to the Existing 1311 Lease (the "Expansion Space Amendment"), which Expansion Space Amendment shall be upon substantially the same terms and conditions as 1401 Fourth Amendment with the following modifications:

46.1 Defined terms used in the 1401 Fourth Amendment and not specifically defined in the 1401 Fourth Amendment shall be revised to conform to the corresponding defined terms in the 1311 Lease. For example, references to "Basic Annual Rent" shall instead be references to "Base Rent."

46.2 The rent for the 1311 Building shall be as follows:

Period	Annual Base Rent	Monthly Base Rent
05/01/2011 - 04/30/2012	$499,410.00	$41,617.50
05/01/2012 - 04/30/2013	$514,392.30	$42,866.03
05/01/2013 - 04/30/2014	$529,824.07	$44,152.01
05/01/2014 - 04/30/2015	$545,718.79	$45,476.57
05/01/2015 - 04/30/2016	$562,090.35	$46,840.86

46.3 Articles 44 and 46, added to this Lease pursuant to Section 7 of the 1401 Fourth Amendment, shall not be included in the Expansion Space Amendment

46.4 The right to terminate contained in Article 45, added to this Lease pursuant to Section 7 of the 1401 Fourth Amendment, shall apply, except that the amount of the Early Termination Fee shall be calculated based on the commissions and tenant improvement allowance applicable to the 1311 Building.

46.5 Sections 2, 8 and 20 of the 1401 Fourth Amendment shall not be included in the Expansion Space Amendment.

46.6 The sentence added to this Lease by Section 9 of the 1401 Fourth Amendment shall control over any inconsistent provisions of this Existing 1311 Lease.

46.7 The amount of the Basic Allowance under Section 11 of the 1401 Fourth Amendment applicable to the 1311 Building shall be $277,450.00 and the amount of the Restroom Allowance under Section 11 of the 1401 Fourth Amendment applicable to the 1311 Building shall be $80,000.00."

8. Tenant shall have the right to building standard interior signage at the entrance to the Premises and in the Building lobby as well as the right to building standard directory signage, subject to the limitations set forth below. Landlord hereby approves of Tenant’s existing monument signage (the "Monument Signage") on the Building monument sign identifying Tenant's name. Any changes to the graphics, materials, color, design, lettering, size and specifications of Tenant's Monument Signage shall be subject to the approval of Landlord, HBBPA, EPCOA, and all applicable governmental authorities and shall conform to Landlord's approved sign plan for the Building and the Project. At the expiration or earlier termination of this Lease or termination of Tenant's sign rights as provided below, Tenant shall, at Tenant's sole cost and expense, cause the Monument Signage to be removed and the area of the monument sign affected by the Monument Signage to be restored to the condition existing prior to the installation of Tenant's Monument Signage. The right to Monument Signage is personal to Celera Corporation, but may be assigned to an assignee of Tenant's entire interest in the Lease pursuant to a Permitted Assignment.

9. The last sentence of Section 35.3 of the Lease is hereby amended in its entirety to read as follows:

"Landlord agrees to use reasonable efforts to deliver to Tenant from any future mortgagee or beneficiary a written subordination and non-disturbance agreement in recordable form reasonably acceptable to such mortgagee or beneficiary and Tenant providing that so long as Tenant performs all of the terms of this Lease, Tenant's possession under this Lease shall not be disturbed and Tenant shall not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, except where such is necessary for jurisdictional or procedural reasons. In the event that Tenant proposes or attempts to negotiate material deviations from the lender's commercially reasonable form of subordination and non-disturbance agreement in a manner that is inconsistent with the terms and conditions of this Lease, Tenant shall pay all costs incurred by Landlord in obtaining that subordination and non-disturbance agreement after the initial delivery of the lender's form of subordination and non-disturbance agreement to Tenant."

10. Landlord's addresses are hereby changed to the following:

Addresses for Notices:

c/o The Prudential Insurance Company of America
8 Campus Drive, 4th Floor
Parsippany, New Jersey 07054
Attention: Daniel McKeever

With a copy by the same method to:

c/o The Prudential Insurance Company of America
8 Campus Drive, 4th Floor
Parsippany, New Jersey 07054
Attention: Greg Shanklin, Esquire

With a copy by the same method to:

c/o SKS Investments
601 California Street, Suite 1310
San Francisco, California 94108
Attention: Pamela Izzo

Address for rental payments:

SKS Harbor Bay Associates, LLC
c/o CAC Real Estate Management Co., Inc.
111 Sutter Street, Suite 350
San Francisco, California 94104

11. Landlord and Tenant acknowledge that Tenant may desire to make certain alterations to the Premises in accordance with Article 17 of the Lease ("Tenant's Work"). As part of Tenant’s Work, Tenant shall renovate the restrooms in the Building with new interior finishes and fixtures comparable to the recently remodeled bathrooms located upstairs in the 1311 Building. So long as no monetary Default shall be existing under the Lease (as amended by this Agreement) as of the date Tenant requests reimbursement of the Allowance (as defined below), Landlord agrees to reimburse Tenant up to, and not to exceed the sum of $477,770.00 (the "Basic Allowance") plus $160,000.00 (the "Restroom Allowance"). (The Basic Allowance and the Restroom Allowance are referred to herein collectively as, the "Allowance"). Landlord shall pay the Allowance to Tenant within thirty (30) days after delivery to Landlord of "Tenant's Completion Notice" (as defined below) according to the terms and conditions of this Section 11. The Allowance shall be used to reimburse Tenant for hard and/or soft costs incurred in connection with Tenant's Work ("Tenant's Work Costs"); provided, however, in no event shall the Allowance be used to pay for any of Tenant's furniture, trade fixtures, equipment or moving costs and in no event shall the Restroom Allowance be used for any purposes other than renovating the restrooms in the Building. Upon the completion of Tenant's Work, Tenant shall submit to Landlord a written notice indicating that Tenant has completed the construction and performance of Tenant's Work in accordance with the provisions of Article 17 of the Lease, as amended by this Agreement, which notice shall be accompanied by all of the following (collectively, "Tenant's Completion Notice"): (i) copies of paid invoices and a final, unconditional lien waiver from Tenant's general contractor covering all of Tenant's Work in a form that complies with applicable laws, showing that full payment has been received for the construction of Tenant's Work; (ii) if applicable, certification from Tenant's architect that all of Tenant's Work has been completed substantially in accordance with the plans and specifications therefor (approved by Landlord, to the extent Landlord's approval of such plans and specifications was required under Article 17 of the Lease, as amended by this Agreement) and all local governmental and quasi-governmental authorities with jurisdiction; and (iii) a copy of the building permit for Tenant's Work, if applicable, signed by the appropriate building inspector, indicating that Tenant's Work has been finally approved. Any portion of the Basic Allowance may be applied by Tenant to the payment of Basic Rent or to payment of the Early Termination Fee. Notwithstanding anything to the contrary contained in the Lease as amended, so long as Tenant has not requested that Landlord supervise the Tenant's Work, Landlord shall not charge Tenant the five percent (5%) overhead fee provided in Section 17.9 of the Lease or any fee or other charge for the supervision and/or overhead associated with the Tenant’s Work. Additionally, notwithstanding anything to the contrary contained in the Lease, as amended, so long as Tenant uses a general contractor designated by Landlord or Landlord has otherwise agreed in writing to waive the requirement for a lien and completion bond in connection with Landlord's approval of a different general contractor, Tenant shall have no obligation to provide Landlord with a lien and completion bond in connection with Tenant’s Work. Landlord hereby approves Rossi as Tenant's general contractor and agrees that a lien and completion bond will not be required if Tenant uses Rossi as its general contractor. Landlord further agrees that prior to Tenant selecting a general contractor, Tenant may inquire of Landlord as to whether one or more proposed general contractors would be required to provide a lien and completion bond and Landlord agrees to promptly respond to that inquiry confirming to Tenant whether or not a particular general contractor will be required to provide a lien and completion bond.

12. Except as otherwise provided herein, all of the terms and conditions of the Lease shall continue to apply during the Second Extension Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Second Extension Term, except as provided in Section 11 of this Agreement.

13. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than GVA Kidder Mathews ("Landlord's Broker") and Peninsula Land & Capital ("Tenant's Broker"). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees) arising from a breach of the foregoing representation and warranty. The commission with respect to this Agreement shall be paid to Landlord's Broker by Landlord pursuant to a separate agreement. Landlord will cause Tenant’s Broker to be paid a commission pursuant to a separate agreement.

14. As additional consideration for this Agreement, Tenant hereby certifies that:

(a) The Lease (as amended hereby) is in full force and effect.

(b) Tenant is in possession of the Premises.

(c) To Tenant's knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Lease.

(d) To Tenant's knowledge, all of Landlord's obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied, except those provided for in Section 11 of this Agreement.

(e) To Tenant's knowledge, there are no existing offsets or defenses which Tenant has against the enforcement of the Lease (as amended hereby) by Landlord.

15. Except as specifically provided herein, the terms and conditions of the Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Lease, unless specifically set forth in this Agreement. In the case of any inconsistency between the provisions of the Lease and this Agreement, the provisions of this Agreement shall govern and control. Landlord and Tenant shall not be bound by this Agreement until both Landlord and Tenant have executed and delivered the same to the other. Time is of the essence of this Agreement and the provisions contained herein.

16. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease, as amended by this Agreement.

17. As an inducement to Landlord to enter into this Lease Agreement, Tenant hereby represents and warrants that: Tenant is not named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"). Tenant and Landlord covenant and agree to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect.

18. Tenant represents and warrants to the best of its knowledge after due inquiry that at the time this Agreement is entered into, neither Tenant nor its affiliates (within the meaning of part V(c) of Department of Labor Prohibited Transaction Class Exemption 84-14 (“PTE 84-14”), as amended) has the authority to appoint or terminate The Prudential Insurance Company of America (“Prudential”) as an investment manager to any assets of Prudential's insurance company separate account Western Conference of Teamsters ("WCOT"), nor the authority to negotiate the terms of any management agreement between Prudential and WCOT.

19. Landlord and Tenant hereby acknowledge and agree that it is not a purpose of the Lease or any of the transactions contemplated herein to exert influence in any manner over the reason or judgment of any party with respect to the referral of patients or business of any nature whatsoever. Landlord and Tenant hereby agree that the terms of this Agreement have been negotiated and determined at arm's length, as such terms would be negotiated and determined by unrelated parties and do not take into account the volume or value of referrals or business that may otherwise be generated between the parties for which payment may be made in whole or in part under Medicare, Medicaid or other Federal health care programs.

20. Landlord and Tenant hereby agree that the Existing 1311 Lease (as defined in Article 46 of the Lease (as amended by this Agreement)) is hereby amended as follows: (a) the term of the Existing 1311 Lease is hereby extended for a period of six (6) months from May 1, 2011, through October 31, 2011 (the "Short Term Extension"), (b) the monthly installment of Base Rent payable under the Existing 1311 Lease during the Short Term Extension shall be in the amount of $41,617.50, (c) Tenant shall have no rights to extend the term of the Existing 1311 Lease other than as provided in Article 46 of the Lease (as amended by this Agreement), and (d) in the event Tenant exercises its right to expand as provided in Section 46 added to the Lease pursuant to Section 7 of this Agreement, the extension of the term of the Existing 1311 Lease provided for in this Section 20 of this Agreement shall be of no further force or effect.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

SKS HARBOR BAY ASSOCIATES, LLC, a Delaware limited liability company

By:	The Prudential Insurance Company of America, its Managing Member

By:	/s/ DANIEL McKEEVAN
Daniel McKeevan, Vice President

Tenant:
CELERA CORPORATION, a Delaware corporation

By:	/s/ KATHY ORDOÑEZ
Kathy Ordoñez, Chief Executive Officer